Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GulfMark Offshore, Inc.:

We consent to the use of our reports dated March 16, 2017, with respect to the consolidated balance sheets of GulfMark Offshore, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 16, 2017 contains an explanatory paragraph that states that the Company expects to be in violation of certain of their financial covenants which will result in the Company’s debt becoming subject to acceleration, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(Signed) KPMG LLP

Houston, Texas

December 21, 2017